                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                               CORDIS CORPORATION
                                       AT

                               $100 NET PER SHARE
                                       BY

                             JNJ ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               JOHNSON & JOHNSON
                            ------------------------
                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
              AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY,
                NOVEMBER 16, 1995, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) THE COMPANY'S RIGHTS (THE "RIGHTS") HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED CASH MERGER (AS DEFINED HEREIN), (3) THE ACQUISITION OF SHARES PURSUANT TO THE PROPOSED CASH MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 607.0901 OF THE FLORIDA BUSINESS CORPORATION ACT ("SECTION 607.0901") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0901 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE PROPOSED CASH MERGER AND (4) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED PURSUANT TO SECTION 607.0902 OF THE FLORIDA BUSINESS CORPORATION ACT ("SECTION 607.0902") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0902 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER. SEE THE INTRODUCTION AND SECTIONS 1 AND 14.
                           ------------------------

                                   IMPORTANT
    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES (AND THE ASSOCIATED RIGHTS) SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH SHAREHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL OR SUCH FACSIMILE AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES AND, IF SEPARATE, THE CERTIFICATE(S) REPRESENTING THE ASSOCIATED RIGHTS TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR FACSIMILE OR DELIVER SUCH SHARES (AND RIGHTS, IF APPLICABLE) PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. A SHAREHOLDER HAVING SHARES AND, IF APPLICABLE, RIGHTS REGISTERED IN THE NAME OF A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES AND, IF APPLICABLE, RIGHTS. UNLESS AND UNTIL THE PURCHASER DECLARES THAT THE RIGHTS CONDITION (AS DEFINED HEREIN) IS SATISFIED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND RIGHTS AND WHOSE CERTIFICATES FOR SUCH SHARES (OR RIGHTS, IF APPLICABLE) ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES (AND RIGHTS, IF APPLICABLE) BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                          J.P. MORGAN SECURITIES INC.
OCTOBER 19, 1995

October 19, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----
Introduction.........................................................................        2
The Tender Offer.....................................................................        5
  1.  Terms of the Offer.............................................................        5
  2.  Procedure for Tendering Shares and Rights......................................        6
  3.  Withdrawal Rights..............................................................       10
  4.  Acceptance for Payment and Payment.............................................       11
  5.  Certain Federal Income Tax Consequences........................................       12
  6.  Price Range of the Shares; Dividends on the Shares.............................       12
  7.  Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act
      Registration; Margin Regulations...............................................       13
  8.  Certain Information Concerning the Company.....................................       14
  9.  Certain Information Concerning the Purchaser and J&J...........................       16
 10.  Source and Amount of Funds.....................................................       16
 11.  Contacts and Transactions with the Company; Background of the Offer............       17
 12.  Purpose of the Offer; Plans for the Company....................................       19
 13.  Dividends and Distributions....................................................       21
 14.  Certain Conditions of the Offer................................................       22
 15.  Certain Legal Matters..........................................................       24
 16.  Fees and Expenses..............................................................       30
 17.  Miscellaneous..................................................................       31
Schedule I--Directors and Executive Officers of J&J and the Purchaser................      S-1

To the Holders of Common Stock (including the Associated Rights) of Cordis Corporation:

                                  INTRODUCTION

     JNJ Acquisition Corp., a New Jersey corporation (the "Purchaser"), which is a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation ("J&J"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Cordis Corporation, a Florida corporation (the "Company"), together with (unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied) any associated rights (the "Rights") issued pursuant to the Rights Agreement of the Company (the "Rights Agreement"), at a price of $100 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares shall include the associated Rights.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of J.P. Morgan Securities Inc. ("J.P. Morgan"), which is acting as Dealer Manager (the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

     J&J has advised the Company that J&J is prepared to pay $105 per Share in a negotiated stock-for-stock merger in which all outstanding Shares would be exchanged for common stock of J&J (the "Stock Merger"). The amount of common stock of J&J per Share that would be issued in the Stock Merger would equal the result obtained by dividing $105 by the average of the closing price per share of common stock of J&J for the ten trading days immediately preceding consummation of the Stock Merger. J&J's willingness to effect the Stock Merger is conditioned on the ability to account for the Stock Merger as a "pooling-of-interests" in accordance with generally accepted accounting principles. J&J believes that such accounting treatment would be available based on information known to it on the date of this Offer. J&J also believes that the Stock Merger generally would be tax-free to shareholders of the Company. The Company has thus far been unwilling to discuss such a transaction with representatives of J&J (see Section 11) and, accordingly, the Purchaser commenced the Offer. However, J&J intends to continue to seek to effect the Stock Merger. If a definitive agreement for the Stock Merger is entered into between the Company and J&J, the Offer would be terminated (see Section 14) and the proposed Stock Merger would be submitted to the Company's shareholders for their approval. J&J anticipates that a period of no more than 60 to 90 days from the signing of a definitive merger agreement with respect to the Stock Merger would be required for consummation of the Stock Merger. If the Company does not promptly agree to effect the Stock Merger, the Purchaser intends to solicit written consents from the Company's shareholders to remove and replace the Board of Directors of the Company and to take such other actions as are deemed necessary at the time. Such solicitation, which would facilitate the Stock Merger, would be made pursuant to separate consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If such consent solicitation resulted in the removal and replacement of the Company's Board of Directors, J&J would seek promptly to effect the Stock Merger and the Offer would be terminated.

     It is J&J's desire to effect the Stock Merger because of its favorable accounting treatment, and J&J intends to pursue such a merger as promptly as practicable. If J&J is able to effect the Stock Merger the Offer will be terminated. The purpose of the Offer is to enable J&J, if it is not able to effect the Stock Merger, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all the Shares. If the Offer is consummated, then as soon as practicable thereafter, J&J will seek to consummate a merger between the Company and the Purchaser or another direct or indirect wholly owned subsidiary of J&J (the "Proposed Cash Merger"). The purpose of the Proposed Cash Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Cash Merger, each then outstanding Share (other than Shares owned by the Purchaser or J&J or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by shareholders who perfect any available dissenters' rights under the Florida Business Corporation Act (the "FBCA")) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

     The Offer is subject to the fulfillment of a number of conditions including, without limitation, the following:

     MINIMUM TENDER CONDITION. THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, WITHOUT GIVING EFFECT TO ANY DILUTION THAT MIGHT ARISE FROM EXERCISE OF THE RIGHTS (THE "MINIMUM TENDER CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM TENDER CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 14.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (the "Company 1995 10-K"), as of August 15, 1995, there were 16,393,672 Shares issued and outstanding. According to the Company 1995 10-K, as of June 30, 1995, there were 1,178,742 Shares under option. Based on the foregoing and assuming that no options were granted after June 30, 1995, there would be 17,572,414 Shares outstanding on a fully diluted basis and the Minimum Number of Shares would be 8,786,208. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

     RIGHTS CONDITION. THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED CASH MERGER (THE "RIGHTS CONDITION").

     On October 16, 1995, the Company publicly announced that its Board of Directors had adopted the Rights Agreement. The announcement stated that, among other things, Rights under the Rights Agreement will become exercisable if a person or group in the future becomes the beneficial owner of 15 percent or more of the Shares after which, subject to certain conditions, the holders of the Rights, other than the acquiring person, would be entitled to apply the exercise price to the purchase of stock at one-half of the then current market price.

     Until the close of business on the date on which the surrender for transfer of any certificates for Shares no longer constitutes the surrender for transfer of the Rights associated with the Shares represented by such certificates (such date, the "Distribution Date"), the Rights will be evidenced by the certificates for Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the surrender for transfer of the Rights associated with the Shares represented by such certificates.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 2. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     The Purchaser and J&J believe that under the circumstances of the Offer, and under applicable law, the Board of Directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Cash Merger), and the Purchaser is hereby requesting that the Company's Board of Directors do so. However, there can be no assurance that the Board of Directors of the Company will redeem the Rights (or amend the Rights Agreement). The Purchaser and J&J have commenced litigation against the Company in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Board of Directors of the Company to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Cash Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders.

     Redemption of the Rights (or an amendment of the Rights Agreement that makes the Rights inapplicable to the Offer and the Proposed Cash Merger) would satisfy the Rights Condition.

     AFFILIATED TRANSACTION CONDITION. THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE PROPOSED CASH MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 607.0901 OF THE FBCA ("SECTION 607.0901") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0901 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE PROPOSED CASH MERGER (THE "AFFILIATED TRANSACTION CONDITION"). THE PROVISIONS OF SECTION
607.0901 ARE DESCRIBED MORE FULLY IN SECTION 15.

     Section 607.0901 provides, in general, that any Affiliated Transaction (as defined in Section 15) between a Florida corporation (such as the Company) and an Interested Shareholder (as defined in Section 15) requires, in addition to any other vote required by law or the corporation's articles of incorporation, approval by the holders of at least two-thirds of the voting shares of the corporation, excluding the shares beneficially owned by the Interested Shareholder unless (a) the Affiliated Transaction has been approved by a majority of the Disinterested Directors (as defined in Section 15), (b) the Interested Shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation (exclusive of certain shares acquired directly from the corporation) or (c) in the Affiliated Transaction, the per share consideration to be received by the holders of voting shares of the corporation is generally at least equal to the highest of (i) the highest per share price paid by the Interested Shareholder for the corporation's shares during the two-year period immediately preceding the announcement date of the Affiliated Transaction or in the transaction in which the Interested Shareholder became an Interested Shareholder, (ii) the higher of the fair market value of the corporation's shares on such announcement date or such determination date or
(iii) a price based upon a combination of the foregoing. See Section 15.

     The Purchaser and J&J are hereby requesting that the Company's Board of Directors adopt a resolution approving the Proposed Cash Merger for purposes of
Section 607.0901. However, there can be no assurance that the Board of Directors of the Company will do so.

     The Purchaser and J&J have commenced litigation against the Company in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Board of Directors of the Company to approve the Proposed Cash Merger for purposes of Section 607.0901 on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders.

     Approval of the Proposed Cash Merger under Section 607.0901 would satisfy the Affiliated Transaction Condition.

     CONTROL SHARE CONDITION. THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED PURSUANT TO SECTION 607.0902 OF THE FBCA ("SECTION 607.0902") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0902 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER (THE "CONTROL SHARE CONDITION"). THE PROVISIONS OF SECTION 607.0902 ARE DESCRIBED MORE FULLY IN
SECTION 15.

     Section 607.0902 provides, in general, that shares of an Issuing Public Corporation (as defined in Section 15) (such as the Company) acquired in a Control Share Acquisition (as defined in Section 15) will not have voting rights unless the Company's Board of Directors approves the acquisition of such shares or voting rights for such shares are authorized at an annual or special meeting of shareholders of the Issuing Public Corporation by each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series, excluding all Interested Shares (as defined in Section 15). See Section 15.

     Unless the Company's Board of Directors approves the acquisition of Shares pursuant to the Offer for purposes of Section 607.0902 or the Purchaser obtains approval of voting rights for the Shares from shareholders of the Company at an annual or special meeting of shareholders, the Shares acquired pursuant to the Offer would not have voting rights. The Purchaser and J&J are hereby requesting that the Company's Board of Directors adopt a resolution approving the acquisition of Shares pursuant to the Offer for purposes of Section 607.0902. However, there can be no assurance that the Board of Directors of the Company will do so. The Purchaser and J&J do not intend to seek approval of voting rights for the Shares from shareholders of the Company pursuant to the provisions of Section 607.0902.

     The Purchaser and J&J have commenced litigation against the Company in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Board of Directors of the Company to approve the acquisition of Shares pursuant to the Offer for purposes of Section
607.0902 on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders.

     Approval of the acquisition of Shares pursuant to the Offer for purposes of
Section 607.0902 would satisfy the Control Share Condition.

     Certain other conditions to the Offer are described in Section 14. The Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. See Sections 1, 8, 14 and 15.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, November 16, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM TENDER CONDITION, THE RIGHTS CONDITION, THE AFFILIATED TRANSACTION CONDITION AND THE CONTROL SHARE CONDITION, THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14.

     Subject to the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 Midnight, New York City time, on Thursday, November 16, 1995 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the

Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

     Requests are being made to the Company pursuant to Rule 14d-5 of the Exchange Act and Section 607.1602 of the FBCA for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2. PROCEDURE FOR TENDERING SHARES AND RIGHTS

     Valid Tender. For a shareholder validly to tender Shares and Rights pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares and Rights must be received by the Depositary at one of such addresses or such Shares and Rights must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation

(as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES. ACCORDINGLY, SHAREHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     If the Distribution Date occurs and separate certificates representing the Rights are distributed to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of Shares constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of Shares with respect to which certificates for, or a Book-Entry Confirmation with respect to, an equal number of Rights have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment Shares tendered by a shareholder prior to receipt of the certificates for the Rights required to be tendered with such Shares, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for Shares accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering shareholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for Shares in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry delivery of Rights is not available and the Distribution Date occurs, a tendering shareholder will be required to tender Rights by means of physical delivery to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-

Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares and Rights tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's certificates for Shares or Rights are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent) or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three business days (as defined above) after the date certificates for Rights are distributed to shareholders by the Rights Agent. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq

     National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

     The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares and Rights tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares, Rights or other securities or rights issued or issuable in respect of such Shares and Rights on or after October 19, 1995. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (except for any consents issued under any consent solicitation commenced by the Purchaser), Rights or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares, Rights and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares and Rights, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, Rights and other securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares or Rights will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, J&J, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 17, 1995. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered the Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, J&J, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     J&J is filing a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after the date of such filing, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from J&J. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by J&J with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described in
Section 2), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares and the associated Rights will be returned, without expense to the tendering shareholder (or, in the case of Shares or Rights delivered by book-entry transfer of such Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares or Rights will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to J&J, or to one or more direct or indirect wholly owned subsidiaries of J&J, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Proposed Cash Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Proposed Cash Merger and the aggregate tax basis in the Shares (together with the Rights) tendered by the shareholder and purchased pursuant to the Offer or converted in the Proposed Cash Merger, as the case may be. Gain or loss will be calculated separately for each block (i.e., Shares acquired at the same time in a single transaction) of Shares and Rights tendered and purchased pursuant to the Offer or converted in the Proposed Cash Merger, as the case may be.

     If Shares (and associated Rights) are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares (and associated Rights) exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum Federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum Federal marginal tax rate of 35%. There is currently pending legislation that if adopted will reduce the maximum Federal marginal tax rate for long-term capital gains to 19.8% for individuals and 28% for corporations.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See
Section 2 ("Procedure For Tendering Shares and Rights -- Backup Withholding").

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES (AND ASSOCIATED RIGHTS) RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES (AND ASSOCIATED RIGHTS) WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES (AND ASSOCIATED RIGHTS) IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE PROPOSED CASH MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol CORD. The following table sets forth, for each of the periods indicated, the high and low reported sales quotations per Share as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                               CORDIS CORPORATION

                                SALES QUOTATION

                         FISCAL YEAR (ENDED JUNE 30)                           HIGH     LOW
-----------------------------------------------------------------------------  ----     ----
1994
  First Quarter..............................................................  $35 1/2  $27 3/4
  Second Quarter.............................................................  $50 1/2  $31 1/2
  Third Quarter..............................................................  $54 1/2  $41 1/4
  Fourth Quarter.............................................................  $54 1/4  $ 38
1995
  First Quarter..............................................................  $57 1/4  $ 36
  Second Quarter.............................................................  $61 3/4  $51 1/4
  Third Quarter..............................................................  $73 3/4  $57 1/2
  Fourth Quarter.............................................................  $ 80     $60 1/2
1996
  First Quarter..............................................................  $85 1/4  $57 5/16
  Second Quarter (through October 18, 1995)..................................  $ 87     $77 1/4

     On October 18, 1995, the last full trading day before J&J's announcement of its intention to commence the Offer, the last reported sale quotation of the Shares on the Nasdaq National Market was $86 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company 1995 10-K, the Company has never paid any dividends on the Shares.

     Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 8. IF THE DISTRIBUTION DATE OCCURS AND THE RIGHTS BEGIN TO TRADE SEPARATELY FROM THE SHARES, SHAREHOLDERS SHOULD ALSO OBTAIN A CURRENT MARKET QUOTATION FOR THE RIGHTS.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company 1995 10-K, as of

August 15, 1995, there were 987 holders of record of Shares and there were 16,393,672 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     Based on publicly available information, the Rights may be registered under the Exchange Act. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on any such Exchange Act registration would apply to the Rights in a similar manner.

     If registration of the Shares is not terminated prior to the Proposed Cash Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares and Rights under the Exchange Act will be terminated following the consummation of the Proposed Cash Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Florida corporation with its principal offices at 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014. According to the Company 1995 10-K, the Company's principal line of business is the design, manufacture and sale of medical devices, primarily angiographic catheters, neuroscience devices and other related medical devices.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 1995 10-K. More comprehensive financial information is included in the Company 1995 10-K and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1995 10-K and such other documents and all the financial information (including any related notes) contained therein. The Company 1995 10-K and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                               CORDIS CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED JUNE 30,
                                                                      1993     1994       1995
                                                                     ------   ------     ------
Summary of Earnings Data:
  Net sales........................................................  $267.4   $336.6     $443.2
  Costs and expenses...............................................   224.7    278.2      363.3
  Earnings before taxes............................................    42.7     58.4       79.9
  Net income.......................................................    31.5     47.6(1)    50.2
  Net income per share.............................................    1.94     2.88(1)    3.00
Balance Sheet Data:(2)
  Total assets.....................................................  $210.5   $286.1     $395.0
  Long-term liabilities............................................     8.0      9.1       19.1
  Total shareholders' equity.......................................   148.3    202.8      281.8

---------------
(1) After cumulative effect of accounting change of $10.1 million (net of tax).

(2) At period end.

     The Rights. Set forth below is a summary description of the publicly available information concerning the Rights.

     On October 16, 1995, the Company publicly announced that its Board of Directors had adopted the Rights Agreement. The announcement stated that, among other things, Rights under the Rights Agreement will become exercisable if a person or group in the future becomes the beneficial owner of 15 percent or more of the Shares after which, subject to certain conditions, the holders of the Rights, other than the acquiring person, would be entitled to apply the exercise price to the purchase of stock at one-half of the then current market price.

     Unless and until the Distribution Date occurs, the Rights will be evidenced by the certificates for Shares.

     The Rights Agreement should be available for inspection and copies thereof should be obtainable upon filing thereof by the Company in the manner set forth below under "Available Information".

     PURSUANT TO THE RIGHTS CONDITION, THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED CASH MERGER.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 2. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     The Purchaser and J&J believe that under the circumstances of the Offer, and under applicable law, the Board of Directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Cash Merger), and the Purchaser is hereby requesting that the Company's Board of Directors do so. However, there can be no assurance that the Board of Directors of the Company will redeem the Rights (or amend the Rights Agreement). The Purchaser and J&J have commenced litigation against the Company in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Board of Directors of the Company to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the

Proposed Cash Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders.

     Redemption of the Rights (or an amendment of the Rights Agreement that makes the Rights inapplicable to the Offer and the Proposed Cash Merger) would satisfy the Rights Condition.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

     The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and J&J do not have any knowledge that any such information is untrue, neither the Purchaser nor J&J takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND J&J

     The Purchaser, a New Jersey corporation, which is a wholly owned subsidiary of J&J, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of J&J. All outstanding shares of capital stock of the Purchaser are owned by J&J.

     J&J's principal line of business is the manufacture and sale of a broad range of products in the health care field. J&J is a New Jersey corporation with its principal office located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, telephone number (908) 524-0400.

     Available Information. J&J is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning J&J's directors and officers, their remuneration, stock options and other matters, the principal holders of J&J's securities and any material interest of such persons in transactions with J&J is required to be disclosed in proxy statements distributed to J&J's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer are estimated to be approximately $1.8 billion. The Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by J&J to the Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment. J&J plans to use funds it has available in its cash accounts and pursuant to its current commercial paper program for such capital contribution. Therefore the Purchaser has not conditioned the Offer on obtaining financing.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     For the past several years, subsidiaries of J&J have been parties to transactions with the Company and its subsidiaries which have generally involved purchasing certain of the Company's balloon catheters for resale in stent delivery systems or stent kits marketed by subsidiaries of J&J in the U.S. and in Europe.

     During several cardiology industry meetings since 1992 executives from J&J's subsidiary, Johnson & Johnson Interventional Systems Company ("JJIS"), met with executives from the Company, including the Company's current Chairman, Robert C. Strauss, to discuss the potential for the Company and JJIS to work together in various ways, including a joint venture, joint marketing agreement or supply agreement relating primarily to the use of the Company's balloon catheters with JJIS's stents. No agreements (apart from the purchases described above) resulted from these discussions.

     In February-March 1994 the President of JJIS and Mr. Strauss had conversations, along with others in both organizations, concerning the potential for the companies' working together in a distribution arrangement. No distribution arrangement was concluded.

     On September 6, 1995, Ralph S. Larsen, Chairman of the Board and Chief Executive Officer of J&J, telephoned Dr. Robert Q. Marston, then Chairman of the Board of the Company, to advise Dr. Marston of J&J's interest in meeting with representatives of the Company to discuss a negotiated transaction. Dr. Marston had previously served for many years on the Board of Directors of J&J. Mr. Larsen briefly outlined for Dr. Marston the strategic advantages to both the Company and J&J of a combination. Dr. Marston explained to Mr. Larsen that he would be stepping down as Chairman of the Board of the Company in October and that Mr. Strauss, the President and Chief Executive Officer, would be his successor as Chairman. Dr. Marston told Mr. Larsen that he would get back to him following consultation with Richard W. Foxen, a Director of the Company. Mr. Foxen telephoned Mr. Larsen later that day and Mr. Larsen advised him of J&J's desire to meet with representatives of the Company as soon as possible. Mr. Larsen described J&J's decentralized operating philosophy and indicated J&J's intention to leave the Company as an autonomous operating company within J&J's family of companies. Mr. Foxen agreed that he and Dr. Marston would meet with Mr. Larsen on September 12 in New York City.

     At a meeting on September 12, 1995, Mr. Larsen and Robert N. Wilson, Vice Chairman of J&J, reviewed with Dr. Marston and Mr. Foxen the reasons that a combination of J&J and the Company was in the best interests of all parties. They also expressed J&J's interest in moving forward with a transaction to be structured as a stock-for-stock tax-free merger to be accounted for as a pooling-of-interests. Mr. Larsen and Mr. Wilson again emphasized J&J's desire to keep the Company intact and autonomous in its current location in Florida.

     On September 13, 1995, Dr. Marston telephoned Mr. Larsen and informed him that he had reviewed the prior discussions with other Directors of the Company as well as with Mr. Strauss. Dr. Marston then requested that Mr. Larsen telephone Mr. Strauss. Mr. Larsen immediately telephoned Mr. Strauss concerning the meeting with Dr. Marston and Messrs. Foxen and Wilson. Mr. Larsen outlined the strategic basis for a business combination and emphasized that he would like to meet as soon as possible to discuss a negotiated transaction. Mr. Strauss, after having been initially reluctant to meet before the Company's Annual Meeting in October, tentatively agreed to a meeting on either September 21 or 22, and said he would call Mr. Larsen on September 15 to confirm the date of the meeting. On September 15, 1995, Mr. Larsen called Mr. Strauss and they scheduled the meeting for September 21, 1995. On September 18, 1995, Mr. Larsen telephoned Dr. Marston to express his concern over Mr. Strauss' apparent reluctance to meet with J&J.

     On September 19, 1995, Mr. Strauss telephoned Mr. Larsen and informed him that there had been a telephonic meeting of the Board of Directors of the Company at which it was decided that it would be premature to meet with representatives of J&J until after the Annual Meeting of shareholders of the Company, scheduled for October 10, 1995. Mr. Strauss further informed Mr. Larsen that it had been decided that Mr. Strauss should be the contact for all communications with J&J. Mr. Larsen inquired as to the reason for the delay and Mr. Strauss responded that the Board of Directors of the Company wanted time to do an evaluation of the Company. Mr. Larsen agreed to postpone meeting until after the Company's Annual Meeting. Later that day, Mr. Larsen telephoned Dr. Marston who declined to discuss the matter further, other than to confirm that the foregoing was the Board's position.

     On October 11, 1995, Mr. Strauss telephoned Mr. Larsen and stated that the Board of Directors of the Company had met and had determined that the Company should remain independent, and that Mr. Strauss should not meet with J&J. Mr. Larsen inquired as to how this determination could have been made without the Board being informed of the terms that J&J would propose, the strategic reasons for a combination and the benefits to the Company's shareholders, employees and customers. Mr. Strauss responded that he was not authorized to meet, and would not meet, with Mr. Larsen. Mr. Larsen asked Mr. Strauss to reconsider and again expressed a desire for a negotiated transaction. There were no further communications from Mr. Strauss.

     On October 12, 1995, J&J purchased 100 Shares at a price per Share of $81.50. On October 18, 1995, J&J transferred beneficial ownership of 50 Shares to the Purchaser. J.P. Morgan is the record owner of the Shares beneficially owned by J&J and the Purchaser.

     On October 19, 1995, the following letter was sent to the Company:

Mr. Robert Strauss
Chairman, President and Chief Executive Officer
Cordis Corporation
14201 N.W. 60th Avenue
Miami Lakes, Florida 33014

Dear Bob:

     Well over a month ago we advised you of our interest in Cordis Corporation and our desire to meet to start a process for a negotiated merger transaction. We have the highest regard for you and your management team, which has built one of the industry's leading diagnostic and interventional cardiology businesses. As you know, we view the combination of Johnson & Johnson Interventional Systems and Cordis as an important strategic step that will benefit everyone. At your request, we agreed to postpone our meeting until after Cordis' Annual Meeting on October 10, 1995. After your Annual Meeting you called to advise me that you would not meet with us.

     Given your unwillingness even to meet, and the compelling strategic importance of this combination, you left us no alternative but to make an offer directly to your shareholders. Therefore, we are today announcing a tender offer for all of Cordis' outstanding shares for a price of $100 per share in cash. However, we are prepared to terminate the cash tender offer and to pay $105 per share in a negotiated stock-for-stock, tax-free transaction which would be accounted for as pooling-of-interests.

     Our $105 proposal is a premium of approximately 70% over the market price of the Cordis stock prior to July 18, 1995, the date on which several wire stories incorrectly reported that there were merger discussions between us. Your stock traded up more than $10 per share on July 18, 1995 based on those rumors and has continued to trade based upon takeover speculation. Our $105 proposal also represents a multiple of 35x Cordis' twelve-month trailing earnings.

     We believe that a combination of our two businesses would be beneficial to our respective shareholders, employees, customers and other constituencies. We view this combination as an important strategic step for both companies to meet the challenge of providing for customer needs in the fast-changing healthcare industry. Cordis and Johnson & Johnson Interventional Systems together will create one of the leading worldwide vascular disease management companies. Johnson & Johnson's resources and distribution network will help position the combined business as a more attractive supplier to hospitals. This will allow us to provide a comprehensive line of superior products and services to hospitals, physicians and patients. In light of customer preferences for broadline suppliers, this combination will protect and enhance both companies' leadership positions while allowing for more powerful product offerings.

     Johnson & Johnson operates on a decentralized basis, giving management of our various businesses a high degree of operational autonomy. Upon completion of the transaction, we plan to integrate our existing cardiovascular business into Cordis under the leadership of Cordis' management team. The combined company will retain the Cordis name and will continue to be headquartered in Miami, Florida.

     We and our advisors are ready to meet with you and all other members of the Cordis Board of Directors, management, and advisors to answer any questions you or they may have. Our objective is to promptly conclude a transaction that is supported by you and the Cordis Board of Directors.

                                          Sincerely,

                                          Ralph S. Larsen

     Also on October 19, 1995, Mr. Larsen telephoned Mr. Strauss to inform him of the proposal for the Stock Merger and the Offer.

     On October 19, 1995, the Purchaser and J&J commenced litigation against the Company in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Board of Directors of the Company to redeem the Rights or to make the Rights inapplicable to the Offer and the Proposed Cash Merger and compelling the Board of Directors of the Company to approve the Offer and Proposed Cash Merger for purposes of Sections 607.0902 and 607.0901, respectively.

     Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, J&J or, to the best knowledge of the Purchaser and J&J, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of the Purchaser, J&J or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, J&J or, to the best knowledge of the Purchaser and J&J, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and J&J disclaim beneficial ownership of any Shares owned by any pension plan of J&J or any affiliate of J&J (other than the Purchaser).

     Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or J&J, any of their respective subsidiaries or, to the best knowledge of the Purchaser and J&J, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, J&J or, to the best knowledge of the Purchaser and J&J, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Proposed Cash Merger is to enable J&J, if it is not able to effect the Stock Merger, to acquire control of, and the entire equity interest in, the Company. It is J&J's desire to effect the Stock Merger because of its favorable accounting treatment, and J&J intends to pursue such a merger as promptly as practicable. If J&J is able to effect the Stock Merger the Offer will be terminated. The Offer is intended to facilitate the acquisition of all the Shares. If the Offer is consummated then, as soon as practicable thereafter, J&J will seek to consummate the Proposed Cash Merger. The purpose of the Proposed Cash Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Cash Merger, each then outstanding Share (other than Shares owned by the Purchaser, J&J or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by shareholders who perfect any available dissenters' rights under the FBCA) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer.

     Except in the case of a "short-form" merger as described below, under the FBCA the approval of the Company's Board of Directors and the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) would be required to approve the Proposed Cash Merger. If the Purchaser acquires through the Offer at least a majority of the outstanding Shares (which would be the case if the Minimum Tender Condition was satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer) and if the Affiliated Transaction Condition and the Control Share Condition were each satisfied, the Purchaser would have sufficient voting power to effect the Proposed Cash Merger without the vote of any other shareholder of the Company. If, following the consummation of the Offer, the current members of the Board of Directors of the Company have not previously been removed pursuant to a consent solicitation and do not either resign and cause nominees of the Purchaser to be elected to fill the resulting vacancies or approve the Proposed Cash Merger, then the Purchaser intends to act by written consent to remove the members of the Board of Directors and to cause nominees of the Purchaser to be elected to fill the resulting vacancies who intend to approve the Proposed Cash Merger as soon as practicable thereafter, subject to the fiduciary duties they would have as directors of the Company.

     The FBCA also provides that if a parent corporation owns at least 80% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a shareholder vote. Accordingly, if, as a result of the Offer, the Purchaser acquires at least 80% of the outstanding Shares, and if the Affiliated Transaction Condition and the Control Share Condition were each satisfied, the Purchaser could, and intends to, effect the Proposed Cash Merger without any action by any other shareholder of the Company.

     J&J has advised the Company that J&J is prepared to pay $105 per Share pursuant to the Stock Merger. The amount of common stock of J&J per Share that would be issued in the Stock Merger would equal the result obtained by dividing $105 by the average of the closing price per share of common stock of J&J for the ten trading days immediately preceding consummation of the Stock Merger. J&J's willingness to effect the Stock Merger is conditioned on the ability to account for the Stock Merger as a "pooling-of-interests" in accordance with generally accepted accounting principles. J&J believes that such accounting treatment would be available based on information known to it on the date of this Offer. J&J also believes that the Stock Merger generally would be tax-free to shareholders of the Company. The Company has thus far been unwilling to discuss such a transaction with representatives of J&J (see Section 11) and, accordingly, the Purchaser commenced the Offer. However, J&J intends to continue to seek to effect the Stock Merger. If a definitive agreement for the Stock Merger is entered into between the Company and J&J, the Offer would be terminated (see Section 14) and the proposed Stock Merger would be submitted to the Company's shareholders for their approval. J&J anticipates that a period of no more than 60 to 90 days from the signing of a definitive merger agreement with respect to the Stock Merger would be required for consummation of the Stock Merger. If the Company does not promptly agree to effect the Stock Merger, the Purchaser intends to solicit written consents from the Company's shareholders to remove and replace the Board of Directors of the Company and to take such other actions as are deemed necessary at the time. Such solicitation, which would facilitate the Stock Merger, would be made pursuant to separate consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act. If such consent solicitation resulted in the removal and replacement of the Company's Board of Directors, J&J would seek promptly to effect the Stock Merger and the Offer would be terminated.

     Plans for the Company. J&J intends to keep the Company's headquarters in Florida with its current management team. J&J intends to move its JJIS business to Florida and combine it with the Company's business.

     Dissenters' Rights. Pursuant to Section 607.1302 of the FBCA, holders of Shares do not have dissenters' rights as a result of the Offer. In addition, unless the Company Common Stock is no longer quoted on the Nasdaq National Market at the time that the Proposed Cash Merger is consummated, the shareholders of the Company will not be entitled to dissenters' rights in connection with the Proposed Cash Merger. If, however, the Company Common Stock is no longer quoted on the Nasdaq National Market at the time that the Proposed Cash Merger is consummated, holders of Shares at the effective time of the Proposed Cash Merger will have certain rights pursuant to the provisions of Section 607.1302 of the FBCA to dissent and demand appraisal of their Shares. Under Section 607.1320 of the FBCA, shareholders who have dissenters' rights, if any, and who comply with the applicable statutory procedures (and who have not otherwise agreed with the corporation as to the value of their shares) will be entitled to receive a judicial determination of the fair value of their Shares and to receive payment of such fair value in cash, together, in the discretion of the court, with a fair rate of interest, as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Proposed Cash Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Cash Merger.

     The foregoing summary of Sections 607.1302 and 607.1320 of the FBCA does not purport to be complete and is qualified in its entirety by reference to such Sections 607.1302 and 607.1320.

     J&J intends to continue to seek to effect the Stock Merger. If a definitive agreement for the Stock Merger is entered into between the Company and J&J, shareholders of the Company may or may not have dissenters' rights under the FBCA in connection with the consummation of the merger contemplated thereby, depending upon the terms of any such merger.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Proposed Cash Merger or any other merger involving the Company. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the merger or (b) any such merger is consummated within one year after the purchase of the Shares pursuant to the Offer and such merger provided for shareholders to receive cash for their Shares in an amount at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after October 19, 1995, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to October 19, 1995, in accordance with the terms of such options as publicly disclosed prior to October 19, 1995), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after October 19, 1995, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for unless (1) the Minimum Tender Condition shall have been satisfied, (2) the Rights Condition shall have been satisfied, (3) the Affiliated Transaction Condition shall have been satisfied, (4) the Control Share Condition shall have been satisfied and
(5) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after October 19, 1995, and before the acceptance of such Shares for payment or the payment therefor, any of the following events or facts shall have occurred:

          (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the FBCA (each as in effect on the date of this Offer to Purchase), in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser, J&J or any other affiliate of J&J or the consummation by the Purchaser, J&J or any other affiliate of J&J of a merger or other similar business combination with the Company, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (ii) seeking to prohibit the ownership or operation by the Purchaser, J&J or any other affiliate of J&J of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, J&J or any other affiliate of J&J or to compel the Purchaser, J&J or any other affiliate of J&J to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, J&J or any other affiliate of J&J or seeking to impose any limitation on the ability of the Purchaser, J&J or any other affiliate of J&J to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of the Purchaser, J&J or any other affiliate of J&J effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser, J&J or any other affiliate of J&J on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by the Purchaser, J&J or any other affiliate of J&J of any Shares, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser, J&J or any other affiliate of J&J as a result of the transactions contemplated by the Offer or any merger or other similar business combination with the Company, (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser, J&J or any other affiliate of J&J or the value of the Shares or (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, J&J or any other affiliate of J&J or the Company or any of its subsidiaries or (ii) the Offer or any merger or other similar business combination by the Purchaser, J&J or any other affiliate of J&J with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, J&J or any other affiliate of J&J;

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) the Company or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to October 19, 1995, in accordance with the terms of such options as publicly disclosed prior to October 19,
     1995), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing,
     (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Cash Merger, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, J&J or any other affiliate of J&J, (ix) entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer or (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to October 19, 1995;

          (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than acquisitions by financial institutions, (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, share exchange, consolidation or other business combination with or involving the Company or (iii) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company; or

          (g) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion; or

          (h) the Purchaser or J&J shall have entered into an agreement with the Company providing for a business combination with the Company;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser, J&J or any other affiliate of J&J) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and J&J and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor J&J is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and J&J currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Proposed Cash Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Proposed Cash Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

     Section 607.0901 of the FBCA. Section 607.0901, in general, provides that any "Affiliated Transaction" (defined to include a variety of transactions, including a merger, as discussed below) between a Florida corporation (such as the Company) and an "Interested Shareholder" (defined generally as a beneficial owner of more than 10 percent of the outstanding voting shares of such corporation) requires, in addition to any other vote required by law or the corporation's articles of incorporation, approval by the holders of at least two-thirds of the voting shares of the corporation, excluding the shares beneficially owned by the Interested Shareholder unless (a) the Affiliated Transaction has been approved by a majority of the "Disinterested Directors" (as defined below), (b) the Interested Shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation (exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the Disinterested Directors) or (c) in the Affiliated Transaction, the per share consideration to be received by the holders of voting shares of the corporation is generally at least equal to the highest of (i) the highest per share price paid by the Interested Shareholder for the corporation's shares during the two-year period immediately preceding the announcement date of the Affiliated Transaction or in the transaction in which the Interested Shareholder became an Interested Shareholder, (ii) the higher of the fair market value of the corporation's shares on such announcement date or such determination date or (iii) a price based upon a combination of the foregoing.

     As used in Section 607.0901, unless otherwise specified in the corporation's original articles of incorporation, a "Disinterested Director" means as to any particular Interested Shareholder (1) any member of the board of directors of the corporation who was a member of the board of directors before the later of January 1, 1987, or the date on which the Interested Shareholder became such and (2) any member of the board of directors of the corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board of directors.

     Under Section 607.0901, the requirements described above do not apply if, among other things, (a) the corporation's original articles of incorporation contain a provision expressly electing not to be governed by Section 607.0901;
(b) the corporation adopted an amendment to its articles of incorporation prior to January 1, 1989, expressly electing not to be governed by Section 607.0901, provided that any such amendment would not apply to any Affiliated Transaction of the corporation with an Interested Shareholder who became such on or prior to the effective date of such amendment; (c) the corporation adopts an amendment to its articles of incorporation or by-laws, approved by the affirmative vote of the holders, other than Interested Shareholders and their affiliates and associates, of a majority of the outstanding voting shares of the corporation, excluding the voting shares of Interested Shareholders and their affiliates and associates, expressly electing not to be governed by Section 607.0901, provided that such amendment to the articles of incorporation or by-laws would not be effective until 18 months after such vote and would not apply to any Affiliated Transaction of the corporation with an Interested Shareholder who became such prior to the date of such amendment; or (d) a shareholder becomes an Interested Shareholder "inadvertently" and, as soon as practicable thereafter, divests itself of a sufficient amount of voting shares of the corporation so that such shareholder no longer is the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting shares of the corporation, and which shareholder would not at any time within the five-year period preceding the first public announcement with respect to such Affiliated Transaction have been an Interested Shareholder but for such inadvertent acquisition.

     Section 607.0901 provides, except as described above, that the corporation may not merge or consolidate with an Interested Shareholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Shareholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets of the corporation or any subsidiary of the corporation (i) having an aggregate fair market value equal to 5% or more of the aggregate fair market value of (A) all the assets of the corporation determined on a consolidated basis or (B) all the outstanding shares of the corporation or (ii) representing 5% or more of the earning power or net income, determined on a consolidated basis, of the corporation; (b) the issuance or transfer by the corporation or by any subsidiary of the corporation (in one transaction or a series of transactions) of any shares of the corporation or any subsidiary of the corporation which have an aggregate fair market value equal to 5% or more of the aggregate fair market value of all the outstanding shares of the corporation to the Interested Shareholder or any affiliate or associate of the Interested Shareholder, except pursuant to a transaction which effects a pro rata distribution to all shareholders of the corporation; (c) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement, arrangement, or understanding (whether or not in writing) with, the Interested Shareholder or any affiliate or associate of the Interested Shareholder; (d) any reclassification of securities or recapitalization of the corporation, or any merger or consolidation of the corporation with any subsidiary of the corporation, or any other transaction (whether or not with or into or otherwise involving the Interested Shareholder), with the Interested Shareholder or any affiliate or associate of the Interested Shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions during any 12-month period), of increasing by more than 5% the percentage of the outstanding voting shares of the corporation or any subsidiary of the corporation beneficially owned by the Interested Shareholder; or (e) any receipt by the Interested Shareholder or any affiliate or associate of the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     The foregoing summary of Section 607.0901 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 607.0901.

     The Purchaser and J&J are hereby requesting that the Company's Board of Directors adopt a resolution approving the Proposed Cash Merger for purposes of
Section 607.0901. However, there can be no assurance that the Board of Directors of the Company will do so.

     PURSUANT TO THE AFFILIATED TRANSACTION CONDITION, THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE PROPOSED CASH MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 607.0901 OR THE

PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF
SECTION 607.0901 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE PROPOSED CASH MERGER.

     The Purchaser and J&J have commenced litigation against the Company in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Board of Directors of the Company to approve the Proposed Cash Merger for purposes of Section 607.0901 on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders.

     Approval of the Proposed Cash Merger under Section 607.0901 would satisfy the Affiliated Transaction Condition.

     Section 607.0902 of the FBCA. Section 607.0902 provides, in general, that shares of an Issuing Public Corporation (as defined below) acquired in a Control Share Acquisition (as defined below) will not have voting rights unless, among other exceptions, (1) the Issuing Public Corporation's articles of incorporation or by-laws provide, before the time of the Control Share Acquisition, that
Section 607.0902 does not apply to Control Share Acquisitions of shares of such Issuing Public Corporation, (2) the Issuing Public Corporation's board of directors approved the acquisition of shares prior to the acquisition or (3) voting rights for such shares are granted by resolution approved at an annual or special meeting of shareholders of the Issuing Public Corporation by the affirmative vote of the holders of a majority of all the shares of each class or series entitled to vote separately on such a proposal, excluding Interested Shares (as defined below).

     As used in Section 607.0902:

     "Control Share Acquisition" means, in general, the acquisition (other than pursuant to a merger agreement to which the Issuing Public Corporation is a party or pursuant to an acquisition approved by the board of directors of such Issuing Public Corporation), directly or indirectly, of beneficial ownership of shares of an Issuing Public Corporation, and all acquisitions of such shares within 90 days before or after the date of the acquisition of beneficial ownership of shares that results in a Control Share Acquisition, which (but for the provisions of the statute) would have voting rights and which, when added to all other shares of such Issuing Public Corporation beneficially owned by such person, would entitle such person, upon acquisition of such shares, to vote or direct the voting of shares of such Issuing Public Corporation having voting power in the election of directors within any of the following ranges of such voting power: (i) one-fifth or more but less than one-third of all voting power;
(ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power.

     "Interested Shares" means shares of an Issuing Public Corporation that are beneficially owned by any person who has acquired or proposes to acquire beneficial ownership of shares of such Issuing Public Corporation in a Control Share Acquisition, any officer of the Issuing Public Corporation or any employee of the Issuing Public Corporation who is also a director of such corporation.

     "Issuing Public Corporation" means a corporation that has (1) 100 or more shareholders, (2) its principal place of business, its principal office or substantial assets within Florida and (3) either more than ten percent of its shareholders residing within Florida, more than ten percent of its shares owned by Florida residents, or at least 1000 shareholders resident in Florida.

     Any person who proposes to make or has made a Control Share Acquisition may at the person's election deliver a statement (an "Acquiring Person Statement") to the Issuing Public Corporation at the Issuing Public Corporation's principal office. The Acquiring Person Statement must set forth (1) the identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining shares acquired in a Control Share Acquisition,
(2) a statement that the Acquiring Person Statement is given pursuant to Section 607.0902, (3) the number of shares of the Issuing Public Corporation owned, directly or indirectly, by the acquiring person and each other member of the group and (4) the range of voting power under which the Control Share Acquisition falls or would, if consummated, fall.

     If the Control Share Acquisition has not taken place, the acquiring person must also set forth (1) a description in reasonable detail of the terms of the proposed control-share acquisition and (2) representations of the acquiring person, together with a statement, in reasonable detail of the facts upon which they are based, that the proposed Control Share Acquisition, if consummated, will not be contrary to law and that the acquiring person has the financial capacity to make the proposed Control Share Acquisition.

     If the acquiring person so requests at the time of delivery of an Acquiring Person Statement and gives an undertaking to pay the corporation's expenses of a special meeting, within ten days thereafter, the board of directors of the Issuing Public Corporation, or others authorized to call such a meeting under the Issuing Public Corporation's articles of incorporation or by-laws, shall call a special meeting of shareholders of the Issuing Public Corporation for the purpose of considering the voting rights to be accorded to shares acquired or to be acquired in the Control Share Acquisition. Such special meeting is required to be called within 10 days after the Issuing Public Corporation receives the request and must be held at least 30 days after, but not later than 50 days after, the request has been received. If no request is made, the voting rights to be accorded the shares acquired in the Control Share Acquisition shall be presented to the next special or annual meeting of the shareholders.

     The foregoing summary of Section 607.0902 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 607.0902.

     Unless the Company's Board of Directors approves the acquisition of Shares pursuant to the Offer or the Purchaser obtains approval of voting rights for the Shares from shareholders of the Company at an annual or special meeting of shareholders as described above, the Shares acquired pursuant to the Offer would not have voting rights. The Purchaser and J&J are hereby requesting that the Company's Board of Directors adopt a resolution approving the acquisition of Shares pursuant to the Offer for purposes of Section 607.0902. However, there can be no assurance that the Board of Directors of the Company will do so. The Purchaser does not presently intend to seek approval of voting rights for the Shares from shareholders of the Company pursuant to the provisions of Section 607.0902.

     PURSUANT TO THE CONTROL SHARE CONDITION, THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED PURSUANT TO
SECTION 607.0902 OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0902 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER.

     The Purchaser and J&J have commenced litigation against the Company in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Board of Directors of the Company to approve the acquisition of Shares pursuant to the Offer for purposes of Section
607.0902 on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders.

     Approval of the acquisition of Shares pursuant to the Offer for purposes of
Section 607.0902 would satisfy the Control Share Condition.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by J&J of a Notification and Report Form with respect to the Offer, unless J&J receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from J&J concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by J&J with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of J&J. In practice, complying with a request for additional information or material can take a significant amount of time.

     Investment Canada Act. According to the Company 1995 10-K, the Company may conduct certain operations in Canada. The Investment Canada Act (the "ICA") requires that notice of the acquisition of "control" (as defined in the ICA) by "non-Canadians" (as defined in the ICA) of any "Canadian business" (as defined in the ICA) be furnished to Investment Canada, a Canadian Governmental Entity.

     The acquisition of Shares by the Purchaser pursuant to the Offer may constitute an indirect acquisition of a "Canadian business" within the meaning of the ICA. The Purchaser intends to file any notice required under the ICA.

     Canadian Pre-Merger Notification Requirements. Certain provisions of Canada's Competition Act require pre-notification to the Director of Investigation and Research appointed under the Competition Act (the "Canadian Director") of significant corporate transactions, such as the acquisition of a large percentage of the stock of a public company that has Canadian operations, or a merger or consolidation involving such an entity. Pre-notification is generally required with respect to transactions in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the gross revenues from sales in or from Canada generated from these assets, exceed Cdn. $35 million per year. For transactions subject to the notification requirements, notice must be given seven or 21 days prior to the completion of the transaction depending on the information provided to the Canadian Director. The Canadian Director may waive the waiting period. After the applicable waiting period expires or is waived, the transaction may be completed. If the Canadian Director determines that the proposed transaction prevents or lessens, or is reasonably likely to prevent or lessen, competition substantially in a definable market, the Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, require the disposition of the Canadian assets acquired in such transaction. The Purchaser intends to file any required notice and information with respect to its proposed acquisition with the Canadian Director and, to the extent necessary, observe the applicable waiting period and/or apply to the Canadian Director for an advance ruling certificate to the effect that the Offer or Proposed Cash Merger would not prevent or lessen, or be likely to prevent or lessen, competition substantially.

     EEA and National Merger Regulation. According to the Company 1995 10-K, the Company conducts substantial operations in the European Economic Area (the "EEA"). EU Regulation 4064/89 (the "Merger Regulation") and Article 57 of the European Economic Area Agreement require that concentrations with a "Community dimension" be notified in prescribed form to the Commission of the European Communities (the "European Commission") for review and approval prior to being put into effect. In such cases, the European Commission will, with certain exceptions, have exclusive jurisdiction to review the concentration as opposed to the individual countries within the EEA.

     The Offer will be deemed to have a "Community dimension" if the combined aggregate worldwide annual revenues of both J&J and the Company exceed ECU 5 billion, if the Community-wide annual revenues of each of J&J and the Company exceed ECU 250 million and if both J&J and the Company do not receive more than two-thirds of their respective Community-wide revenues from one and the same country. Concentrations that are found not to be subject to the Merger Regulation may be subject to the various national merger control regimes of the countries of the EEA, resulting in the possibility that it may be necessary or desirable to obtain approvals from the various national authorities.

     Based upon information contained in the Company 1995 10-K, the Purchaser and J&J currently believe that the Offer should not be considered to have a "Community dimension", as the Community-wide revenues of the Company for the 1995 fiscal year appear not to exceed ECU 250 million. Therefore, the Purchaser does not currently intend to file a notification with the European Commission, but does expect to obtain approvals from various national authorities.

     EEA countries from which it may be necessary to obtain approvals include:
Austria, Belgium, Germany, Italy and Portugal. In each of these jurisdictions mandatory notification obligations may apply to the Offer and the Proposed Cash Merger. In certain other jurisdictions, although filing is not mandatory, the Purchaser may consider it to be desirable to obtain clearance from the relevant national authority. The period within which the relevant national authority must or may reach a preliminary decision on the Offer and Proposed Cash Merger, and the length of time available to such national authority if it decides to commence a full investigation of the transaction, varies from jurisdiction to jurisdiction. In most cases a decision at the preliminary inquiry phase can be expected within one to two months of notification; where a full inquiry into a transaction is undertaken, the detailed investigations may take several months. The Purchaser intends to make all such notifications or filings as soon as possible after the commencement of the Offer. The relevant national authorities are in many cases empowered to take a range of actions designed to modify or prevent the implementation of transactions that do not fulfill the criteria for approval under the relevant national laws.

     After commencement of the Offer, the Purchaser will seek further information regarding the 1995 Community-wide revenues of the Company. In the event that the Purchaser concludes that the 1995 Community-wide revenues of the Company in fact exceeded ECU 250 million and the Offer and the transactions contemplated thereby are, therefore, deemed to have a "Community dimension", the Purchaser will file a notification in the prescribed form with the European Commission in accordance with the Merger Regulation. Transactions subject to the filing requirements of the Merger Regulation are suspended automatically until three weeks after receipt of the notification. The European Commission may extend the suspension period for such period as it finds necessary to make a final decision on the legality of the transaction. However, in the case of a public bid the bidder may acquire shares of the target company during the suspension period (provided that the transaction has been duly notified to the European Commission), but may not vote such shares until after the end of the suspension period unless the European Commission grants permission to do so in order to maintain the full value of the bidder's investment.

     If a filing under the Merger Regulation is made, the European Commission must decide whether to initiate proceedings within one month after the receipt of the notification, subject to certain extensions for EEA holidays or if an individual country has requested a referral of the transaction (or part of it). If proceedings are initiated, the European Commission must reach a decision in the proceedings within four months of the commencement of the proceedings. If the European Commission fails to reach a decision within either of these time periods the transaction will be deemed to be compatible with the common market. If the European Commission declares the Offer to be incompatible with the common market, it may prevent the consummation of the transaction, order a divestiture if the transaction has already been consummated or impose conditions or other obligations.

     There can be no assurance that a challenge to the Offer will not be made pursuant to the merger control regimes of one or more of the various countries (or alternatively, if applicable, pursuant to the Merger Regulation) or by legal action brought by private parties or, if such a challenge is made, what the outcome will be. See Section 14.

     Other Foreign Laws. The Company 1995 10-K indicates that the Company and certain of its subsidiaries conduct business in other foreign countries outside Canada and the EEA where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, the Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that, in the sole judgment of the Purchaser, might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

     J.P. Morgan is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser and J&J in connection with the Offer and the Stock Merger. J.P. Morgan will receive reasonable and customary compensation for such services. J&J has also agreed to reimburse J.P. Morgan for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by J.P. Morgan, in connection with its engagement and to indemnify J.P. Morgan and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

     In the ordinary course of its business, J.P. Morgan engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of October 19, 1995, two affiliates of J.P. Morgan, J.P. Morgan

Investment Management and J.P. Morgan Private Banking, respectively held 34,900 Shares and 500 Shares in customer accounts.

     The Purchaser and J&J have retained Georgeson & Company Inc. to act as the Information Agent and First Chicago Trust Company of New York, to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     Neither the Purchaser nor J&J will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor J&J is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or J&J becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser or J&J not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and J&J have filed with the Commission the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          JNJ ACQUISITION CORP.

October 19, 1995

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             J&J AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF J&J. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of J&J are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with J&J. All directors and executive officers listed below are citizens of the United States except as follows: Sir James Black, United Kingdom; Gerard N. Burrow, United States and Canada, Arnold
G. Langbo, United States and Canada; and Christian A. Koffmann, France.

                                                        POSITION WITH J&J;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                           5-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
James W. Black, M.D.                 Director of J&J since 1989; Chairman, Science and
  The James Black Foundation         Technology Advisory Committee; Consultant. Professor of
  68 Half Moon Lane                  Analytical Pharmacology at the Rayne Institute, King's
  Dulwich, London SE249JE            College School of Medicine since 1984. Chairman of the
  England                            James Black Foundation.

Gerard N. Burrow, M.D.               Director of J&J since 1993; Member, Science and
  Yale New Haven School of           Technology Advisory Committee and Benefits Committee.
    Medicine                         Dean of the Yale University School of Medicine since
  333 Cedar Street                   1992. Vice Chancellor for health sciences and Dean of
  New Haven, CT 06510                the University of California, San Diego School of
                                     Medicine from 1988 to 1992. Member, the Institute of
                                     Medicine of the National Academy of Sciences and the
                                     Society for Clinical Investigation; and Fellow, the
                                     American Association for the Advancement of Science.

Joan Ganz Cooney                     Director of J&J since 1978; Member, Compensation
  Children's Television Workshop     Committee and Benefits Committee. Chairman, Executive
  One Lincoln Plaza                  Committee of Children's Television Workshop since 1990;
  New York, NY 10023                 Chairman-CEO from 1988 to 1990. Director, The Chase
                                     Manhattan Corporation and The Chase Manhattan Bank,
                                     N.A., Metropolitan Life Insurance Company and Xerox
                                     Corporation; Trustee, the Educational Broadcasting
                                     Corporation (Channel 13/WNET, New York City) and the
                                     National Child Labor Committee.

James G. Cullen                      Director of J&J since September 1995; Member, Audit
  Bell Atlantic Corporation          Committee and Compensation Committee. Vice Chairman of
  1310 North Court House Road        the Board of Bell Atlantic Corporation since January
  Arlington, VA 22201                1995. President of Bell Atlantic from February 1993 to
                                     1995. President and Chief Executive Officer, Bell
                                     Atlantic-New Jersey, Inc., 1989-1993. Director, First
                                     Fidelity Bancorporation and Prudential Life Insurance
                                     Company.

                                                        POSITION WITH J&J;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                           5-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
Philip M. Hawley                     Director of J&J since 1987; Member, Compensation
  Suite 2280                         Committee and Benefits Committee. Chairman and Chief
  444 South Flower Street            Executive Officer of The Broadway Stores, Inc. (formerly
  Los Angeles, CA 90071-2900         Carter Hawley Hale Stores, Inc.), from 1983 to December
                                     31, 1992, Chairman until March 1993. Director, American
                                     Telephone and Telegraph Company, Atlantic Richfield
                                     Company, BankAmerica Corporation and Weyerhaeuser
                                     Company. Senior Member, the Conference Board; Member of
                                     The Business Council.

Clark H. Johnson                     Director; Member, Executive Committee; and Vice
                                     President, Finance of J&J since 1988. Trustee, Fairleigh
                                     Dickinson University; Member, Executive Committee of the
                                     Institute of Management Accountants.

Ann Dibble Jordan                    Director of J&J since 1981; Member, Audit Committee and
                                     Public Policy Advisory Committee. Consultant and
                                     previously Field Work Assistant Professor, School of
                                     Social Service Administration, University of Chicago
                                     from 1970 to 1987. Director, Automatic Data Processing,
                                     Capital Cities/ABC, Inc., The Hechinger Company, Salant
                                     Corporation and Travelers Inc. Director, The Phillips
                                     Collection, The Child Welfare League and the National
                                     Symphony Orchestra.

Arnold G. Langbo                     Director of J&J since 1991; Member, Audit Committee and
  Kellogg Company                    Compensation Committee. Chairman of the Board and Chief
  One Kellogg Square                 Executive Officer of Kellogg Company since January of
  Battle Creek, MI 49016-3599        1992; President and Chief Operating Officer from
                                     December 1990 to January 1992; President of Kellogg
                                     International from 1986 to December 1990. Director,
                                     Whirlpool Corporation. Member, Advisory Board of J. L.
                                     Kellogg Graduate School of Management at Northwestern
                                     University. Member, Board of Trustees of Albion College.

Ralph S. Larsen                      Chairman, Board of Directors and Chief Executive
                                     Officer; Chairman, Executive Committee of J&J since
                                     1989. Director, Xerox Corporation and The New York Stock
                                     Exchange. Vice Chairman of The Business Council and
                                     Member of the Policy Committee of The Business
                                     Roundtable. Member of the Board of the U.S. Committee
                                     for UNICEF and the United Ways of Tri-State.

                                                        POSITION WITH J&J;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                           5-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
John S. Mayo, Ph.D.                  Director of J&J since 1986; Member, Science and
  AT&T Bell Laboratories, Inc.       Technology Advisory Committee and Chairman, Public
  600 Mountain Avenue                Policy Advisory Committee. President Emeritus, AT&T Bell
  Murray Hill, NJ 07974              Laboratories since March 1995. President, AT&T Bell
                                     Laboratories from 1991 to March 1995; Executive Vice
                                     President of Network Systems and Network Services from
                                     1989 to 1991; previously served as Director of the Ocean
                                     Systems Laboratory, Executive Director of the Ocean
                                     Systems Division, Executive Director of the Toll
                                     Electronic Switching Division, Vice President of
                                     Electronics Technology. Member, National Academy of
                                     Engineering; Fellow, Institute of Electrical and
                                     Electronic Engineers; Member, Boards of Trustees of
                                     Polytechnic University, the Liberty Science Center
                                     (Chairman), the Kenan Institute for Engineering,
                                     Technology and Science; the Board of Overseers for the
                                     New Jersey Institute of Technology.

Thomas S. Murphy                     Director of J&J since 1980; Chairman of the Compensation
  Capital Cities/ABC, Inc.           Committee. Chief Executive Officer of Capital
  77 West 66th Street                Cities/ABC, Inc. since February 1994 and from 1966 to
  New York, NY 10023-6298            June 1990; Chairman of the Board since 1966. Director,
                                     Texaco Inc. Chairman, New York University Medical Center
                                     Board; Member, Board of Overseers of Harvard College.

Paul J. Rizzo                        Director of J&J since 1982; Chairman, Benefits
  Franklin St. Partners              Committee; Member, Audit Committee. Partner, Franklin
  1506 E. Franklin, Suite 104        St. Partners, a Chapel Hill, North Carolina investment
  Chapel Hill, NC 27514              firm, since January 1, 1995. Vice Chairman of
                                     International Business Machines Corporation from 1993
                                     until his retirement in December 1994. Partner in
                                     Franklin St. Partners in 1992. Dean of the Kenan-Flagler
                                     Business School at the University of North Carolina-
                                     Chapel Hill from 1987 to 1992. Director, McGraw-Hill,
                                     Inc., Ryder Systems, Inc. and Morgan Stanley Group.
                                     Member, Board of Governors, University of North
                                     Carolina.

Maxine F. Singer, Ph.D.              Director of J&J since 1991; Member, Science and
  Carnegie Institution of            Technology Advisory Committee and Public Policy Advisory
    Washington                       Committee. President of the Carnegie Institution of
  1530 P Street, N.W.                Washington since 1988. Member of the National Academy of
  Washington, D.C. 20005-1910        Sciences, the American Philosophical Society, the
                                     Pontifical Academy of Sciences and the Governing Board
                                     of the Weizmann Institute of Science.

Roger B. Smith                       Director of J&J since 1985; Chairman, Audit Committee;
                                     Member, Benefits Committee. Retired as Chairman of
                                     General Motors Corporation in 1990. Member of The
                                     Business Council; Trustee of the Alfred P. Sloan
                                     Foundation. Director, Citicorp/Citibank, N.A.,
                                     International Paper Company and PepsiCo, Inc.

                                                        POSITION WITH J&J;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                           5-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
Robert N. Wilson                     Vice Chairman, Board of Directors of J&J since 1989;
                                     Vice Chairman, Executive Committee since 1994; Chairman
                                     of the Pharmaceutical/Diagnostics Sector from 1985 to
                                     1994. Director, U.S. Trust Corporation.

Roger S. Fine                        Member, Executive Committee and Vice President,
                                     Administration of J&J since 1991. Associate General
                                     Counsel from 1984 to 1991.

George S. Frazza                     Member, Executive Committee and Vice President and
                                     General Counsel of J&J.

Ronald G. Gelbman                    Member, Executive Committee and Worldwide Chairman of
                                     Pharmaceuticals and Diagnostic Group of J&J since 1994.
                                     Company Group Chairman of J&J from 1987 to 1994.

Christian A. Koffmann                Member, Executive Committee and Worldwide Chairman of
                                     Consumer and Personal Care Group of J&J since April,
                                     1995. Company Group Chairman of J&J from April 1989 to
                                     1995.

James T. Lenehan                     Member, Executive Committee and Worldwide Chairman of
                                     Consumer Pharmaceuticals and Professional Group of J&J
                                     since 1994. Company Group Chairman of J&J from December
                                     1993 to 1994. President of McNeil Consumer Products
                                     Company business unit of J&J from May 1990 to December
                                     1993.

     2. Directors and Executive Officers of the Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with J&J. All such directors and executive officers listed below are citizens of the United States.

                                                   POSITION WITH THE PURCHASER;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                                 5-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
Joseph S. Orban                      Director and President and Assistant Secretary of the
                                     Purchaser. Associate General Counsel of J&J.

Peter S. Galloway                    Director and Vice President and Secretary of the
                                     Purchaser. Secretary and Associate General Counsel of
                                     J&J.

James R. Hilton                      Director and Vice President and Assistant Secretary of
                                     the Purchaser. Assistant General Counsel of J&J.

Frederick A. Reichert                Treasurer of the Purchaser. Director, Finance, Mergers
                                     and Acquisitions Analyses of J&J.

O. Nelson Baker                      Assistant Secretary of the Purchaser. Assistant General
                                     Counsel of J&J.

John T. Crisan                       Assistant Secretary of the Purchaser. General Attorney
                                     of J&J.

Jayne C. Zall                        Assistant Secretary of the Purchaser. General Attorney
                                     of J&J.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          By Hand/Overnight Courier:                             By Mail:
          14 Wall Street, 8th Floor                           P.O. Box 2559
                Suite 4680-JNJ                                Suite 4660-JNJ
           New York, New York 10005                 Jersey City, New Jersey 07303-2559

                            Facsimile Transmission:
                               (201) 222-4720 or
                                 (201) 222-4721

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (201) 222-4707

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800

                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:

                          J.P. MORGAN SECURITIES INC.

                                 60 Wall Street
                            New York, New York 10260
                                 (800) 370-0638